Exhibit 99.1

SemGroup Energy Partners, L.P.’s General Partner Appoints Edward Kosnik to Board

Tulsa, Okla. – July 9, 2008 –

SemGroup Energy Partners G.P., L.L.C., the general partner of SemGroup Energy Partners, L.P. (NASDAQ: SGLP), has appointed Edward F. Kosnik as an independent director to its board of directors. He will chair the compensation committee and also will serve on the audit and conflicts committees.

“Ed’s extensive business experience, understanding of the midstream energy sector and proven leadership skills add further depth to our Board. We look forward to his active participation,” said Kevin Foxx, SemGroup Energy Partners president and chief executive officer.

Kosnik has been a private investor since 2001. Most recently, Kosnik served as a director and member of the audit committee of Buckeye GP LLC, the general partner of Buckeye Partners, L.P. (NYSE: BPL), from its 1986 inception until his resignation in September 2007. He previously served on the board of directors of Premcor, Inc. from November 2004 to September 2005 and was a member of Premcor, Inc.’s audit committee.

During Kosnik’s career, he served as president and chief executive officer of Berwind Group, a diversified industrial real estate and financial services company, from 1999 to 2001 and as its president and chief operating officer from 1997 to 1999. From 1994 to 1997, he was senior executive vice president and chief financial officer at Alexander and Alexander, Inc., a global insurance broker and risk management company. He previously was chairman, president and chief executive officer of JWP, Inc. and was president and chief executive officer of Sprague Technologies. Kosnik also was executive vice president and chief financial officer of Penn Central and held various senior management positions at Arvida Corporation.

Since 2006, Kosnik has been a Trustee of Marquette University and a member of its audit committee.  He earned a bachelor's degree from Marquette University in 1966, and in 1972 he earned a M.B.A. from the Wharton School at the University of Pennsylvania. Following his graduation from Marquette, he served as an officer in the United States Navy from 1966 to 1970.

SemGroup Energy Partners owns and operates a diversified portfolio of complementary midstream energy assets. SemGroup Energy Partners provides crude oil and liquid asphalt cement terminalling and storage services and crude oil gathering and transportation services. SemGroup Energy Partners is based in Tulsa, Okla. As a publicly traded master limited partnership, SemGroup Energy Partners' common units are traded on the NASDAQ Global Market under the symbol SGLP. The general partner of SemGroup Energy Partners is a subsidiary of SemGroup, L.P. For more information, visit SemGroup Energy Partners' Web site www.SGLP.com.
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SGLP Investor Relations	SemGroup Media:
Brian Cropper, 918-524-SGLP (7457) Toll Free Phone: 866.490.SGLP (7457) investor@sglp.com	Susan Dornblaser, 918-524-8365 sdornblaser@semgrouplp.com